Exhibit 23.1

CONSENT OF INDEPENDENT CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-42790) and Form S-3 (No. 333-55988) of Corel Corporation of our report dated January 25, 2002, except for Note 13.B dated as of February 6, 2002, relating to the consolidated financial statements of Corel Corporation in the Annual Report on Form 10-K of Corel Corporation for the year ended November 30, 2001. We also consent to the incorporation by reference of our report dated January 25, 2002, except for Note 13.B dated as of February 6, 2002, relating to the financial statement schedules, which appears in this Form 10-K.

/s/PricewaterhouseCooper LLP
PricewaterhouseCoopers LLP	Ottawa, Canada
Chartered Accountants	February 27, 2002